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                                                                Exhibit 10.32


                          AGREEMENT AND PLAN OF MERGER


         This Agreement and Plan of Merger (the "Agreement") is made this 19th day of December, 1997, by and among OM GROUP, INC., a Delaware corporation ("OMG"), OM GROUP ACQUISITION COMPANY, INC., a Delaware corporation and a direct wholly-owned subsidiary of OMG ("OMGAC"), and AURIC CORPORATION, a Delaware corporation ("Auric").

                                    RECITALS

         WHEREAS, the Board of Directors of OMG, OMGAC and Auric have approved, and deem it advisable and in the best interests of their respective companies and stockholders to consummate, a merger of OMGAC with and into Auric (the "Merger"), with Auric as the surviving corporation in the Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which the shares of common stock, par value $.10 per share, of Auric ("Auric Common Stock") issued and outstanding immediately prior to the Effective Time (as defined herein) other than (a) shares of Auric Common Stock owned, directly or indirectly, by Auric or any subsidiary (as defined herein) of Auric or by OMG, OMGAC or any other subsidiary of the OMG and (b) Dissenting Shares (as defined herein), will be converted into the right to receive the Merger Consideration (as defined herein); and

         WHEREAS, the Board of Directors of Auric has directed that this Agreement be submitted for consideration at a special meeting of the voting stockholders of Auric;

         NOW, THEREFORE, in consideration of their respective representations, warranties, covenants, agreements and undertakings set forth herein, the parties agree as follows:

                                    ARTICLE I
                                   THE MERGER

         1.1 The Merger. Upon the terms, subject to the conditions and in reliance on the representations, warranties and covenants set forth herein, and in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time, as defined in Section 1.2, (a) OMGAC shall be merged with and into Auric and the separate existence and corporate organization of OMGAC shall cease; (b) Auric shall be the surviving corporation in the Merger (the "Surviving Corporation") having the name Auric Corporation and shall continue to be governed by the laws of the State of Delaware; (c) the Certificate of Incorporation of the Surviving Corporation shall be amended so as to read in its entirety as set forth on Exhibit A hereto and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable law; and (d) the Bylaws of OMGAC as in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable law; provided, that, there shall be an amendment by virtue of the Merger to change the name of the Surviving Corporation to "Auric Corporation."

         1.2 Effective Time of the Merger. Subject to the provisions of this Agreement, a certificate of merger shall be duly prepared, executed and acknowledged by the Surviving


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Corporation in the Merger (the "Certificate of Merger") and thereafter delivered on the Closing Date (as defined herein) to the Secretary of State of Delaware (the "Secretary") for filing in accordance with the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary, or at such other time as is permissible in accordance with the DGCL and as OMG and Auric shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

         1.3 Effects of the Merger. The Merger shall have the effects set forth in the DGCL.

         1.4 Closing. Unless this Agreement shall have been terminated and the transactions contemplated herein shall have been abandoned pursuant to Section 8.1, and subject to the satisfaction or waiver of the conditions set forth in
Article 6, the closing of the Merger (the "Closing") will take place at 9:00 a.m., Eastern time, on the second business day after satisfaction of the conditions set forth in Section 6.1 (or, if the conditions set forth in Sections
6.2 and 6.3 are not satisfied or waived at that time, as soon as practicable thereafter following such satisfaction or waiver) (the "Closing Date"), at the offices of Squire, Sanders & Dempsey L.L.P., 4900 Key Tower, 127 Public Square, Cleveland, Ohio, unless another date, time or place is agreed to in writing by the parties hereto.

         1.5 Directors and Officers of Surviving Corporation. The directors of OMGAC at the Effective Time shall be the directors of the Surviving Corporation. The officers of Auric at the Effective Time shall be the officers of the Surviving Corporation. Each of the officers and directors shall hold office until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

                                   ARTICLE II
          EFFECT OF THE MERGER ON THE CAPITAL STOCK OF OMGAC AND AURIC;
                        CONVERSION OF AURIC COMMON STOCK

         2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Auric Common Stock (the "Auric Stockholders") or capital stock of OMGAC:

         (a) Capital Stock of OMGAC. Each issued and outstanding share of the common stock of OMGAC shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation (the "Surviving Corporation Common Stock").

         (b) Cancellation of Treasury Stock and OMG-Owned Auric Common Stock. Each share of Auric Common Stock that is owned by Auric or by any subsidiary of Auric, and each share of Auric Common Stock that is owned by OMG, OMGAC or any other subsidiary of OMG shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.


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         (c) Exchange of Auric Common Stock. The issued and outstanding shares of the Auric Common Stock (other than Dissenting Shares, as defined in Section 2.1(d) and shares to be canceled in accordance with Section 2.1(b) hereof) shall be converted into the right to receive an amount equal to Eighty Million Dollars ($80,000,000), (i) less any amounts that are paid to OMG or the Stockholders' Representative (as defined herein) as provided in the Escrow Agreement (as defined herein) and (ii) plus any amounts that are paid by OMG into the Escrow Fund (as defined herein) pursuant to Article IX hereof (the "Merger Consideration"). All shares of Auric Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares (each, an "Auric Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon surrender of such Auric Certificate in accordance with Section 2.2, without interest, or, as provided in Section 2.1(d), to perfect any rights of appraisal as a Dissenting Shareholder (as defined herein) pursuant to Section 262 of the DGCL. The Merger Consideration shall be distributed to the Auric Shareholders in accordance with Section 2.2(b) below.

         (d) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Auric Common Stock held by a person (a "Dissenting Shareholder") who duly demands appraisal of his shares of Auric Common Stock pursuant to Section 262 of the DGCL and complies with all the provisions of the DGCL concerning the right of holders of Auric Common Stock to demand appraisal of their shares in connection with the Merger ("Dissenting Shares") shall not be converted as described in Section 2.1(c) but shall become the right to receive such cash consideration as may be determined to be due to such Dissenting Shareholder as provided in the DGCL. If, however, such Dissenting Shareholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the DGCL, his shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration. Auric shall give OMG (i) prompt notice of any demands for appraisal of shares received by Auric and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. Auric shall not, without the prior written consent of OMG, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

         2.2  Exchange of Auric Certificates.

         (a) Payment of Exchange Price. As of the Effective Time, OMG shall deliver (i) to First Union National Bank or such other bank or trust company designated by OMG (and reasonably acceptable to Auric) (the "Exchange Agent"), for the benefit of Auric Stockholders, for conversion in accordance with this
Article II, an amount of cash equal to Seventy Seven Million Dollars ($77,000,000) (such amount being hereinafter referred to as the "Exchange Fund") and (ii) to First Union National Bank (the "Escrow Agent"), under an Escrow Agreement in the form attached hereto as Exhibit B (the "Escrow Agreement"), cash in the amount of Three Million Dollars ($3,000,000) (the "Escrow Fund").

         (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, but in no event more than three business days thereafter, the Exchange Agent shall mail to each holder of record as of the Effective Time of an Auric Certificate or Certificates whose shares

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were converted pursuant to Section 2.1 hereof into the right to receive the
Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Auric Certificates shall pass, only upon delivery of the Auric Certificates to the Exchange Agent and shall be in such form and have such other provisions as OMG and Auric may reasonably specify) (the "Transmittal Letter") and (ii) instructions for use in effecting the surrender of the Auric Certificates in exchange for the Merger Consideration. Upon surrender of an Auric Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by OMG and OMGAC, together with such Transmittal Letter, duly executed, the holder of such Auric Certificate shall be entitled to receive in exchange therefor the Initial Exchange Price (as defined herein) and the right to receive the remainder of the Merger Consideration for each share of Auric Common Stock formerly represented by such Auric Certificate as provided in the Escrow Agreement, and the Auric Certificate so surrendered shall forthwith be canceled. For purposes hereof, "Initial Exchange Price" shall be equal to the Exchange Fund divided by the total number of shares of Auric Common Stock issued and outstanding on the Closing Date.

         In the event of a transfer of ownership of Auric Common Stock which is not registered in the transfer records of Auric, the Merger Consideration may be paid to a transferee if the Auric Certificate representing such Auric Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Auric Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 2.2.

         (c) No Further Ownership Rights in Auric Common Stock; Transfer Books. The Merger Consideration paid in exchange for the surrender of shares of Auric Common Stock in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such shares of Auric Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Auric on such shares of Auric Common Stock in accordance with the terms of this Agreement or prior to the date hereof and which remain unpaid at the Effective Time. As of the Effective Time, entries shall be made in the stock transfer books of Auric to reflect the cancellation of the Auric Common Stock issued and outstanding immediately prior to the Effective Time and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Auric Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Auric Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and converted as provided in this Section 2.2.

         (d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the Auric Stockholders for one year after the Effective Time shall be delivered to OMG, upon demand, and any Auric Stockholders who have not theretofore complied with this Article II shall thereafter look only to OMG for payment of their claim for the Merger Consideration.


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         (e) No Liability. None of OMG, OMGAC or Auric shall be liable to any person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Auric Certificate shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such certificate would otherwise escheat to or become the property of any Governmental Entity (as defined herein)), any such Merger Consideration in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

                                   ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF AURIC

         Auric represents and warrants that the following are true and correct on the date of this Agreement:

         3.1 Organization and Good Standing. Auric is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has full corporate power to enter into this Agreement and to consummate the transactions contemplated hereby. Auric is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the properties owned or leased by it requires such qualification, except where the failure to be so qualified and in good standing would not have a material adverse effect with respect to Auric. Each state or jurisdiction in which Auric is qualified to do business is set forth on Schedule 3.1. Schedule
3.1 also sets forth each jurisdiction in which assets of Auric are located and each jurisdiction in which Auric has employees.

         3.2 Authority, Noncontravention. The execution and delivery of this Agreement by Auric and the consummation by Auric of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Auric, subject to the Auric Stockholders' Approval of this Agreement and the Merger. This Agreement has been duly executed and delivered by Auric and constitutes a valid and binding obligation of Auric, enforceable against Auric in accordance with its terms. Except as disclosed in Schedule 3.2, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, (a) the Certificate of Incorporation or Bylaws of Auric, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Auric or any subsidiary of Auric or their respective properties or assets or (c) subject to the governmental filings and other matters referred to in Section 3.3, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to Auric or any other subsidiary of Auric or their respective properties or assets, other than, in the case of clauses (b) and (c), any such conflicts, breaches, violations, defaults, rights, losses or liens that individually or in the aggregate would not have a material adverse effect with respect to Auric or would not prevent, hinder or materially delay the ability of Auric to consummate the transactions contemplated by this Agreement.


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         3.3 Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, nor notice to, any federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to Auric or any subsidiary of Auric in connection with the execution and delivery of this Agreement by Auric or the consummation by Auric of the transactions contemplated hereby, except for (a) the filing of a premerger notification and report form by Auric under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (b) the filing of the Certificate of Merger with the Secretary, and appropriate documents with the relevant authorities of other states in which Auric is qualified to do business and (c) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as are set forth in Schedule 3.3.

         3.4      Capital Structure.

         (a) Auric Common Stock. As of the date hereof, the authorized capital stock of Auric consists solely of 2,000,000 shares of Auric Common Stock. As of the date of this Agreement, 318,200 of Auric Common Stock were issued and outstanding and 52,500 were held by Auric as treasury shares.

         (b) Other Securities. Except as described in Section 3.4(a) with respect to the Auric Common Stock and options (and related agreements) to purchase 74,800 shares of Auric Common Stock (the "Auric Stock Options"), there are no debt or equity securities outstanding and no options, warrants or other rights to purchase, agreements or other obligations to issue, or other rights to convert any obligation into, any shares of capital stock of Auric.

         3.5 Subsidiaries. Except as provided in Schedule 3.5, Auric has no subsidiaries either wholly or partially owned.

         3.6 Vote Required. The affirmative vote of a majority of the outstanding shares of Auric Common Stock entitled to vote thereon is necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

         3.7 Financial Statements and the Balance Sheet. Auric has delivered as described in Schedule 3.7 the following financial information set forth in subsections (a)-(d) below and will deliver to OMG the other following financial information (collectively, the "Financial Statements") for Auric:

         (a) as of the date of this Agreement, audited consolidated balance sheets of Auric and its subsidiary as of September 30, 1995 and 1996;

         (b) as of the date of this Agreement, a draft consolidated balance sheet of Auric and its subsidiary as of September 30, 1997 (the "Balance Sheet"); and

         (c) as of the date of this Agreement, the related audited consolidated statements of operations, stockholders' equity and cash flows for each of Auric's and its subsidiary's fiscal years in the two-year period ended September 30, 1996.

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         (d) as of the date of this Agreement, draft consolidated statements of operations, stockholders' equity and cash flows of Auric and its subsidiary for the fiscal year ended September 30, 1997.

         (e) within ten (10) days after the date of this Agreement, audited consolidated balance sheet of Auric and its subsidiary as of September 30, 1997 which will not differ materially from the Balance Sheet.

         (f) within ten (10) days after the date of this Agreement, audited consolidated statements of operations, stockholders' equity and cash flows for Auric and its subsidiary for the fiscal year ended September 30, 1997 which will not differ materially from the statements provided under Section 3.7(d).

The Financial Statements are or will be, as the case may be, true and correct in all material respects, in accordance with the books and records of Auric and present fairly, in all material respects, the financial position and results of operation of Auric as of the respective dates thereof and for such periods in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis.

         3.8 Absence of Certain Liabilities and Changes. Except (a) for liabilities and obligations reflected or reserved for in the Balance Sheet, (b) for liabilities and obligations incurred in the ordinary course of business since the date of the Balance Sheet, (c) for liabilities and obligations incurred in connection with the Merger or otherwise as contemplated by this Agreement and (d) as set forth in Schedule 3.8, there are no liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise) which would be required by GAAP to be reflected or reserved against in a consolidated balance sheet of Auric or in the notes thereto and which, individually or in the aggregate, would reasonably be expected to have a material adverse effect with respect to Auric. Since the date of the Balance Sheet, Auric has been operated in the ordinary course consistent with past practice and, except as set forth on Schedule 3.8, or contemplated by Schedule 5.2, there has not been:

         (a)      any material adverse effect with respect to Auric;

         (b) any material change in the accounting methods or principles of Auric;

         (c) any grant of any severance or termination pay by Auric to any executive officer or director of Auric or any increase in compensation or benefits payable by Auric under existing employment agreements or severance or termination pay policies to any of their employees other than (i) in the ordinary course of business consistent with past practices, (ii) increases or grants required by contracts disclosed herein or by applicable law, or (iii) increases, agreements and bonuses disclosed in Schedule 3.14;

         (d) any entry by Auric into any employment, bonus or deferred compensation agreement with any of its directors, officers or other employees, other than as disclosed in Schedule 3.14;


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         (e) any entry by Auric into, or any amendment or termination of, any material contract, agreement, lease, franchise, security, instrument, permit or license between Auric and any party, except in the ordinary course of business;

         (f) any declaration or payment of a distribution of cash or any other asset of Auric to Auric Stockholders (i) in the nature of a dividend, (ii) in redemption or as the purchase price of any of its capital stock, or (iii) in discharge or cancellation, whether in part or in whole, of any indebtedness owing to Auric Stockholders, other than as disclosed on Schedule 3.14; or

         (g) any purchase commitments in excess of its normal business requirements.

         3.9 Inventory. The Inventory is of a quality and quantity usable in the ordinary course of business of Auric, except for obsolete items or items below standard quality as to which a provision determined in a manner consistent with the prior practice of Auric has been made on the books of Auric in accordance with GAAP. The value of all inventory items, including finished goods, work-in-process and raw materials, has been recorded on the books of Auric at the lower of cost (determined in accordance with the accounting inventory valuation methods of Auric) or fair market value.

         3.10 Receivables. Auric has delivered to OMG an accurate aging schedule of all of the accounts receivable reflected on the books of Auric as of September 30, 1997. The reserve on the Balance Sheet for bad debt is reasonable in light of the nature of the business and Auric's past experience. Any receivable due from Auric Stockholders (other than business and travel advances made in the ordinary course of business) shall be paid in full in cash on or prior to the Closing Date.

         3.11 Taxes. Except as set forth on Schedule 3.11, (i) Auric has filed (or caused to be filed or had filed on its behalf) in a timely manner all material federal, state, local and foreign returns required by applicable law to be filed (each a "Return") with respect to all federal, state, local and foreign taxes and assessments (including all interest, penalties and additions to tax imposed with respect to such amounts) of Auric ("Taxes") and has paid (or the consolidated, combined or unitary group of which Auric is a member has paid on its behalf) all Taxes shown due on such Returns for which Auric may be liable, except for Taxes that are being contested in good faith by appropriate proceedings and set forth on Schedule 3.11; (ii) there is no outstanding agreement, waiver or consent providing for an extension of the statutory period of limitations applicable to the assessment of any Tax and no power of attorney granted by Auric with respect to any tax matter is currently in force; (iii) there is no action, suit, proceeding, investigation, audit or claim now pending against Auric with respect to any Tax, nor is there any assessment asserted in writing by any Tax authority; (iv) Auric has not filed any agreement or consent under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"); (v) no property of Auric is "tax-exempt use property" within the meaning of Section 168(h) of the Code nor property that OMG will be required to treat as being owned by another person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986; (vi) Auric has made timely payments of all material Taxes required to be deducted and withheld from the wages paid to employees; (vii) Auric has not been a party to any Tax allocation or sharing agreement; (viii)

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Auric has not received a written claim made by an authority in a jurisdiction where it does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; (ix) Auric has not agreed to (nor is it required to make) any material adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (x) all Returns filed by Auric are true, correct, and complete in all material respects and all material Taxes owed by Auric that are due and payable prior to the Closing Date have been, or will be prior to the Closing Date, fully paid in a timely fashion; (xi) Auric has no material liability, contingent or otherwise, for Taxes not due and payable except as provided in the Balance Sheet or to the extent incurred since the date of such Balance Sheet in the ordinary course of its business; (xii) the U.S. Federal Income Tax Liabilities of Auric have been finally determined by the Internal Revenue Service and satisfied, or the time for audit has expired, for all taxable periods through September 30, 1994; (xiii) the most recent federal income tax audit of Auric by the Internal Revenue Service involved the taxable year 1994 and such audit was concluded with no adjustment; and (xiv) Auric is not currently being audited by any state taxing authority and the aggregate amount of additional taxes assessed (as a result of audit or other investigation) by state taxing authorities subsequent to January 1, 1993 (regardless of whether the taxable period at issue began before or after January 1, 1993) did not exceed $100,000.

         3.12     List of Material Contracts.

         (a) Schedule 3.12 lists as of the date of this Agreement: (i) all commitments and agreements for the purchase or sale of any supplies or services that involve an expenditure by or payment to Auric of more than $50,000 for any one contract or series of related contracts; (ii) all personal property leases under which Auric is either lessor or lessee that involve annual payments or receipts of $50,000 or more; (iii) all agreements, mortgages, indentures and other instruments relating to indebtedness for borrowed money to which Auric is a party or by which it or its properties are bound that require annual payments by Auric of more than $50,000, (iv) all government contracts and all other agreements with customers that involve an annual payment to Auric of more than $50,000 for any one contract or related contracts, and (v) all non-competition agreements, sales representation, distributorship or consulting agreements, and non-disclosure agreements entered into by Auric. Auric has made available to OMG complete and correct copies of all items listed on Schedule 3.12 that are in writing, and the descriptions of the material terms contained in Schedule 3.12 of all items listed therein that are not in writing are accurate and correct.

         (b) Except as disclosed in Schedule 3.12, as of the date of this Agreement, Auric is not in default under the terms of any item listed on
Schedule 3.12, except where such defaults would not have a material adverse effect with respect to Auric.

         (c) To the best of Auric's knowledge, as of the date of this Agreement, no other party is in default under the material terms of any of the contracts, arrangements, instruments or other agreements listed in Schedule 3.12 and each is valid and in full force and effect with respect to Auric. No party has notified Auric in writing of its intention to cease to perform any material services required to be performed by it or withhold any material payment required to be made by it thereunder.


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         3.13     Labor Matters.

         (a) During the two (2) years ending on the date hereof, to the knowledge of Auric, no petition has been filed or proceedings initiated by any employee or group of employees seeking recognition of a bargaining representative for Auric. During the two (2) years ending on the date hereof, Auric has not experienced any strike or work stoppage of any kind. To the best of Auric's knowledge, there is no organizational effort currently being made or threatened to organize employees of Auric for the purpose of forming or joining any labor union. There are no controversies or disputes pending between Auric and any of its employees other than controversies and disputes with individual employees arising in the ordinary course of business which have not had and could not reasonably be foreseen to have, individually or in the aggregate, a material adverse effect. Except as set forth on Schedule 3.13, there are no unfair labor practice or other administrative or court proceedings pending, or to the best of Auric's knowledge, threatened, between Auric and its employees.

         (b) No present or former employee of Auric has asserted any claim of more than $50,000 against Auric under any employment agreement, or otherwise, on account of or for (i) overtime pay, other than overtime pay for the current payroll period, (ii) wages or salary for any period other than the current payroll period, (iii) vacation or time off (or pay in lieu thereof), other than that earned in respect of the previous twelve months, or (iv) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work.

         (c) No persons or parties (including but not limited to, governmental agencies of any kind) have asserted any claim arising out of any breach or violation by Auric of any statute, ordinance or regulation relating to discrimination in employment or employment practices or occupational safety and health standards (including without limitation, the Occupational Safety and Health Act, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, or the Age Discrimination in Employment Act of 1967) except as set forth on Schedule 3.13.

         3.14     Employee Benefit Plans.

         (a) General. Schedule 3.14 sets forth a true and complete list and brief description of each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) and other employee benefit plans, programs and arrangements (including without limitation, those providing any stock option, stock purchase, stock appreciation right, bonus, incentive, deferred compensation, excess benefits, profit sharing, pension, thrift, savings, stock bonus, employee stock ownership, salary continuation, severance, retirement, supplemental retirement, disability, dental, vision care, hospitalization, major medical, life insurance, accident insurance, vacation, holiday and/or sick leave pay, tuition reimbursement, fringe benefits, executive perquisite or other employee benefits) now or heretofore maintained, or contributed to, or required to be contributed to, by Auric or by any ERISA Affiliate for the benefit of any officer, director or employee, current or former, active or inactive, maintained by Auric (all the foregoing being herein called "Benefit Plans"). Auric does not have any formal plan or commitment, whether legally binding or not, to create any additional plan or modify or change any existing Benefit Plan that would affect any employee or former employee or officer or director of Auric, except as required by applicable law. As used herein, "ERISA Affiliate" means any subsidiary of Auric and any trade or business (whether or not incorporated) that is part of the same controlled group, or under common control with, or part of an affiliated service group that includes, Auric within the meaning of Code Sections 414(b), (c), (m) or (o).

         (b) Administration. To the best of Auric's knowledge, each Benefit Plan has been administered in all material respects in accordance with its terms. All of the Benefit Plans and Auric are in material compliance in all respects with the applicable provisions of ERISA and the Code. To the best of Auric's knowledge, all material reports, returns and similar documents with respect to the Benefit Plans required to be filed with any government agency or distributed to any Benefit Plan participant have been duly and timely filed or distributed. To the best of Auric's knowledge, there are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan that could reasonably be expected to give rise to any liability to Auric or an ERISA Affiliate, nor is Auric aware of any facts that could reasonably be expected to give rise to any liability in the event of any such investigation, claim, suit or proceeding.

         (c) Contributions; Funding. All contributions to, and payments from, the Benefit Plans that may have been required to be made in accordance with the Benefit Plans and applicable law have been timely made. None of the Benefit Plans is subject to the minimum funding requirements of Section 302 of ERISA or
Section 412 of the Code.

         (d) Compliance. To the best of Auric's knowledge, all the Benefit Plans, as and from the date adopted or as they may have been amended, as, when and to the extent required, comply, and at all times applicable complied, in all material respects, with the applicable provisions of the Code, ERISA, the Equal Pay Act of 1963, as amended, the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, all other federal or state laws regulating employment and employee benefits, and all regulations and rulings issued by government agencies responsible for the administration or enforcement of one or more of such laws. Each Benefit Plan that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA has received a determination letter from the Internal Revenue Service (the "IRS") to the effect that such Benefit Plan is currently qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor has revocation been threatened, nor has any such Benefit Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or increase its cost; and all amendments required to be adopted by such determination letters have been adopted within the requisite time periods.

         (e) Prohibited Transactions; Reportable Events. No "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred which involves the assets of any Benefit Plan which could reasonably be expected to subject any employees of Auric, a trustee, administrator or other fiduciary of any trusts created under any Benefit Plan to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA. None of the Benefit Plans has been terminated nor have there been any "reportable events" (as defined in Section 4043 of ERISA and the regulations thereunder) with respect thereto, except for reportable events with respect to which the 30-day notice period has been waived. To the best of Auric's knowledge, neither Auric nor any trustee, administrator or other fiduciary of any Benefit Plan nor any agent of any of the foregoing has engaged in any transaction or acted or failed to act in a manner which could reasonably be expected to subject Auric or any Benefit Plan to any material tax, penalty or other liability under ERISA or any other applicable law, whether by way of indemnity or otherwise. No Benefit Plan or related trust has any liability of any nature, accrued or contingent, including, without limitation, liabilities for federal, state or local taxes, other than for routine payments to be made in due course to participants, investment managers, trustees and beneficiaries.

         (f) PBGC. None of the Benefit Plans is subject to Title IV of ERISA, nor is Auric aware of any facts which might give rise to any liability of Auric under Title IV of ERISA and which could reasonably be anticipated to result in any claims being made against Auric by the Pension Benefit Guaranty Corporation.

         (g) Certain Matters. Except with respect to payments made under the ESOP or as disclosed in Schedule 3.14, the execution and performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, vesting or increase in benefits with respect to any employee, former employee, officer or director of Auric. Except with respect to payments made under the ESOP or as disclosed in Schedule 3.14, no payment which will be or may be made by Auric to any employee, former employee, officer or director or agent thereof will or may be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code. Except with respect to payments made under the ESOP or as disclosed in Schedule 3.14, no payments of any kind will become due in connection with the execution and performance of the transactions contemplated in this Agreement (either alone or upon the occurrence of any additional or subsequent events) under any Benefit Plan.

         (h) Post-Retirement Benefits. Except as disclosed in Schedule 3.14, no Benefit Plan provides benefits, including without limitation, death, disability, or medical benefits (whether or not insured), with respect to current or former employees of Auric beyond their retirement or other termination of service other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of Auric or (iv) benefits the full cost of which is, and which will continue to be, borne solely by the current or former employee (or his beneficiary).

         (i) COBRA. Each Benefit Plan that is a "group health plan" (within the meaning of Section 5000(b)(1) of the Code) maintained by Auric as of the first day of each group health plan's first plan year beginning on or after July 1, 1986, has been administered in compliance with the continuation coverage requirements contained in the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and as provided under ERISA Sections 601-609 and under former Section 162(k) and current Section 4980B(f) of the Code and any regulations promulgated or proposed thereunder.

         (j) Multiemployer Plans. At no time has Auric or any ERISA Affiliate been required to contribute to, or incurred any withdrawal liability (within the meaning of Section 4201 of ERISA) to any Benefit Plan which is a multiemployer plan as defined in ERISA Section 3(37) (a "Multiemployer Plan").

         (k) ESOP. With respect to the ESOP, neither Auric nor any ERISA Affiliate has incurred, and neither is reasonably expected to incur, any liability (i) under ERISA or the Code, (ii) to any participant or beneficiary of the ESOP, or (iii) to any fiduciary of the ESOP for indemnification or otherwise, arising out of or pertaining to the ESOP's sale of its shares of Auric Common Stock to OMG.

         3.15     Litigation; Compliance with Laws.

         (a) Except as disclosed in Schedule 3.15, there is no judicial or administrative action, proceeding or, to the best of Auric's knowledge, investigation pending or, to the best of Auric's knowledge, judicial or administrative action, proceeding or investigation threatened, that could reasonably be expected to (i) have a material adverse effect with respect to Auric or (ii) impair Auric's ability to perform its obligations under this Agreement. Except as disclosed in Schedule 3.15, Auric is not subject to any outstanding order, injunction or decree which, if adversely determined insofar as can be reasonably foreseen by Auric, either individually or in the aggregate, would have such effect.

         (b) Auric is not in violation of any applicable law, regulation, ordinance or any other applicable requirement of any Governmental Entity or court, which violations in the aggregate would have a material adverse effect with respect to Auric. As of the date of this Agreement no written notice has been received by Auric alleging any such violations, except as set forth on
Schedule 3.15.

         3.16     Real Property.

         (a) Schedule 3.16(a) sets forth all of the real property used by Auric and owned in fee by Auric (the fee property being hereinafter referred to as the "Owned Property" and, together with all other real property used by Auric, the "Property"). As of the Closing Date, the Property is all of the real property used by Auric, and is adequate for the uses to which it is being put and sufficient for the conduct of Auric's business and operations as presently conducted in all material respects. Auric has made available to OMG copies of any title insurance policies or surveys in its possession relating to the Owned Property. Auric has, or as of the Closing will have, good and marketable title to each parcel of Owned Property free and clear of all liens, security interests, equities, encumbrances and claims of every kind ("Liens"), other than Permitted Liens (as hereinafter defined).

         (b) Except as disclosed in Schedule 3.16(b), Auric is not a party to any real property leases. Auric is not in default under the material terms of any of the real property leases set forth in Schedule 3.16(b).

         (c) Auric has not received any notice of violation of any ordinance, law or regulation of any Governmental Entity resulting from the current uses of, or the buildings or improvements on, the Property. No proceedings are pending as of the date hereof or, to the best of Auric's knowledge, threatened for condemnation of all or any part of the Property.

         3.17 Tangible Personal Property. All of the fixtures, machinery and equipment reflected in the Balance Sheet (the "Tangible Personal Property") are in existence (except for dispositions made since the date of the Balance Sheet in the ordinary course of business). Schedule 3.17(a) contains a listing as of September 30, 1997 of each category of the Tangible Personal Property (other than items having a value of $5,000 or less). Substantially all of the Tangible Personal Property is located at the Owned Property. Except as set forth on
Schedule 3.17(b), Auric has good title to, or holds by valid and existing lease, all of the Tangible Personal Property, free and clear of all Liens, other than Permitted Liens. The Tangible Personal Property is, to the best of Auric's knowledge, adequate for the uses to which it is being put and sufficient for the conduct of Auric's business and operations as presently conducted.

         3.18     Proprietary Rights.

         (a) Schedule 3.18(a) sets forth a list of all inventions which are the subject of issued letters patent or an application therefor and all trade and service marks which have been registered or for which an application for registration is pending, in each case which are owned and used or held for use by Auric (each a "Proprietary Right"), specifying as to each, as applicable: (i) the nature of such Proprietary Right; (ii) the owner of such Proprietary Right;
(iii) the jurisdictions by or in which such Proprietary Right has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers, if available; and (iv) material licenses, sublicenses and other agreements to which Auric is a party and pursuant to which any person is authorized to use such Proprietary Right.

         (b) Except as set forth on Schedule 3.18(b), (i) Auric is not a defendant in any claim, suit, action or proceeding which involves a claim of infringement of any Proprietary Rights, and (ii) to Auric's knowledge, there are no existing infringements by any other person of any Proprietary Right. Auric has such rights to use all Proprietary Rights as are necessary to permit Auric to conduct operations as currently conducted, except where the failure to have such rights would not have a material adverse effect with respect to Auric. To Auric's knowledge, the conduct of the business of Auric, as currently conducted, does not infringe on any proprietary right of any third party. Except as disclosed on Schedule 3.18(b), to Auric's knowledge, no Proprietary Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by Auric or restricting the licensing thereof by Auric to any person. With the exception of those matters disclosed on Schedule 3.18(b), Auric has not entered into any special agreement to indemnify any other person against any charge of infringement of any patent, trademark, service mark or copyright of Auric.

         3.19     Environmental Matters.

         (a)      Except as set forth in Schedule 3.19:

                  (i) Auric is in compliance with all applicable Environmental Laws including, but not limited to, the possession of all permits and other governmental authorizations required under applicable Environmental Laws, where the failure to comply with such Environmental Laws would be reasonably likely to have a Material Adverse Effect on Auric;

                  (ii) There is no pending or, to the knowledge of Auric, threatened claim, lawsuit or administrative proceeding against Auric under any Environmental Law, which would be reasonably likely to have a Material Adverse Effect on Auric. Auric has not received written notice from any person, including a Governmental Entity, alleging that Auric is in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved and would be reasonably likely to have a Material Adverse Effect on Auric; and

                  (iii) There have been no Releases, spills or discharges of Hazardous Materials on or underneath any of the Properties that would be reasonably likely to have a Material Adverse Effect on Auric.

         (b) The following terms shall have the indicated meaning:

                  "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

                  "Hazardous Materials" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5, or defined as such by, or regulated as such under, any Environmental Law.

                  "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

                  "Remediation Standard" means a numerical standard that defines the concentrations of Hazardous Substances that may be permitted to remain in any environmental media after an investigation, remediation or containment of a release of Hazardous Substances.

         3.20 Permits and Licenses. Set forth in Schedule 3.20(i) is a list of all material permits, licenses, franchises or other authorizations held by Auric. Except as set forth on Schedule 3.20(ii), Auric has all permits, licenses, franchises and other authorizations necessary for the conduct of the business and operations as currently conducted, except those the failure of which to have would not, individually or in the aggregate have a material adverse effect with respect to Auric. To Auric's knowledge, all such permits, licenses, franchises and authorizations are valid and in full force and effect and Auric is in compliance with the terms and conditions of such permits except where the failure to so comply would not have a material adverse effect with respect to Auric.

         3.21 Insurance. Set forth in Schedule 3.21 is a list of all insurance policies pursuant to which Auric is insured as of the date of this Agreement.

         3.22 Suppliers and Customers. No supplier or customer which accounted for more than five percent (5%) of the sales or purchases of Auric since September 30, 1996 has terminated or, to the best of Auric's knowledge, threatened to terminate, its relationship with Auric. To the best of Auric's knowledge as of the date hereof, there will not be any adverse effect on the relationship of Auric with any of its suppliers or customers solely due to Auric Stockholders ceasing to beneficially own the capital stock of Auric.

         3.23 Experience Matters. Set forth in Schedule 3.23 is a reasonably detailed description of the history of the experience of Auric during the two
(2) years ending on the date hereof with respect to (i) product liability claims and product warranty claims exceeding $10,000, and (ii) all workers' compensation claims. Schedule 3.23 also contains a reasonably detailed description, as of the date of this Agreement, of all product warranty, product liability and workers' compensation claims currently pending.

         3.24 Brokers' or Finders' Fees. Except for Berenson, Minella & Company and Houlihan, Lokey, Howard & Zukin, no agent, broker, investment banker, financial advisor or other firm or person is entitled to any brokers' fees, finders' fees, agents' commissions or other similar forms of compensation in connection with this Agreement or the transactions contemplated hereby.

         3.25 Disclosure. Neither this Agreement (including the Exhibits and Schedules hereto) nor any certificate by Auric under this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF OMG AND OMGAC

         OMG represents and warrants that the following are true and correct on the date of this Agreement:

         4.1 Organization and Good Standing. Each of OMG and OMGAC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to enter into this Agreement and consummate the transactions contemplated hereby.

         4.2 Authority; Noncontravention. The execution and delivery of this Agreement by OMG and OMGAC and the consummation by OMG and OMGAC of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of OMG and OMGAC. This Agreement has been duly executed and delivered by and constitutes a valid and binding obligation of each of OMG and OMGAC, enforceable against such party in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, (a) the certificate of incorporation or bylaws of OMG or OMGAC, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to OMG, OMGAC or any other subsidiary of OMG or their respective properties or assets or (c) subject to the governmental filings and other matters referred to in Section 4.3, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to OMG, OMGAC or any other subsidiary of OMG or their respective properties or assets, other than, in the case of clauses (b) and (c), any such conflicts, breaches, violations, defaults, rights, losses or liens that individually or in the aggregate would not have a material adverse effect with respect to OMG or would not prevent, hinder or materially delay the ability of OMG to consummate the transactions contemplated by this Agreement.

         4.3 Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to OMG, OMGAC or any other subsidiary of OMG in connection with the execution and delivery of this Agreement by OMG or OMGAC or the consummation by OMG or OMGAC, as the case may be, of any of the transactions contemplated by this Agreement, except for (a) the filing of a premerger notification and report form under the HSR Act and (b) the filing of the Certificate of Merger with the Secretary.

         4.4 Sufficient Funds. OMG has sufficient funds available (through existing credit arrangements or otherwise) to provide the Merger Consideration for all of the outstanding shares of Auric Common Stock and to pay all of its fees and expenses related to the transactions contemplated by this Agreement.

         4.5 Brokers' or Finders' Fees. Except for the engagement of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), OMG has not dealt with any broker or finder or incurred any liability for brokers' fees, finders' fees, agents' commissions or other similar forms of compensation in connection with this Agreement or the transactions contemplated hereby. OMG shall be solely responsible for any fees and expenses owing DLJ.

         4.6 OMGAC's Operations. OMGAC was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

         4.7 Investigation by OMG. OMG has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of Auric and any subsidiary of Auric and acknowledges that OMG has been provided access to the personnel, properties, premises and records of Auric and any subsidiary of Auric for such purpose and, in entering into this Agreement, OMG has relied solely upon its own investigation and analysis and the representations and warranties contained herein.

                                    ARTICLE V
                        FURTHER AGREEMENTS OF THE PARTIES

         5.1 Access to Information. Upon reasonable notice, Auric shall give to OMG and its counsel, accountants and other representatives reasonable access, during normal business hours throughout the period prior to the Closing, to the property, books, commitments, agreements, records, files and personnel of Auric, and Auric shall furnish to OMG during that period all copies of documents and information concerning the business, properties, financial condition, operations and personnel of Auric as OMG may reasonably request subject to applicable law. OMG shall hold, and shall cause its counsel, accountants and other agents and representatives to hold, all such information and documents in accordance with, and subject to the terms of, the confidentiality agreement previously executed by OMG with respect to this transaction.

         5.2 Conduct of the Business Pending the Closing. Until the Closing or the termination of this Agreement, except as otherwise set forth in Schedule 5.2 or contemplated by this Agreement, Auric shall comply with the provisions set forth below:

         (a) Auric shall operate the business in the ordinary course;

         (b) Auric shall not grant any general increase in the rates of salaries or compensation of its employees or any specific increase to any employee except such as are in accordance with regularly scheduled periodic increases;

         (c) Except as provided for under the existing Benefit Plans, Auric shall not (i) grant or agree to grant any bonuses to any employee, or (ii) provide for any new pension, retirement or other employment benefits to any of its employees or any increase in any existing benefits;

         (d) Auric shall not amend its Certificate of Incorporation or Bylaws or enter into any merger or consolidation agreement;

         (e) Auric shall use commercially reasonable efforts to maintain and preserve in all material respects its business, and to maintain its existing relationships with customers, suppliers, employees and other business associates;

         (f) Other than in the ordinary course of business, Auric shall not sell, assign, voluntarily encumber, grant a security interest in or license with respect to, or dispose of, any of its material assets or properties tangible or intangible in excess of $100,000, or incur any material liabilities;

         (g) Auric shall maintain in full force and effect all insurance currently maintained by Auric; and

         (h) No Benefit Plan, nor any trust established thereunder, shall be amended or terminated by formal action of Auric after the date copies thereof are disclosed, and no Benefit Plan or trust relating thereto shall be amended or terminated by formal action of Auric prior to the Effective Date, except as an amendment may be necessary to effect the transactions contemplated by this Agreement so long as any such amendment does not adversely affect Auric's interests in the Benefit Plan being amended, or as may be adopted as a condition to the issuance of a favorable determination letter by the IRS, or as otherwise may be required to comply with the requirements of ERISA and the Code.

         5.3      No Solicitation.

         (a) Auric and any subsidiary of Auric will not, and will use their best efforts to cause their officers, directors, employees and investment bankers, attorneys or other agents retained by or acting on behalf of Auric or any subsidiary of Auric not to, (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to any Acquisition Proposal (as defined herein), (ii) except as permitted below, engage in negotiations or discussions with, or furnish any information or data to any third party relating to an Acquisition Proposal, or (iii) except as permitted below, enter into any agreement with respect to any Acquisition Proposal or approve any Acquisition Proposal. Notwithstanding anything to the contrary contained in this Section 5.3 or in any other provision of this Agreement, Auric and its Board of Directors (i) may participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with or furnish information to any third party making an unsolicited Acquisition Proposal (a "Potential Acquiror") or approve an unsolicited Acquisition Proposal if Auric's Board of Directors is advised by its financial advisor that such Potential Acquiror has the financial wherewithal to be reasonably capable of consummating such an Acquisition Proposal, and Auric's Board of Directors determines in good faith, based upon written advice of its outside legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information or approve an Acquisition Proposal would violate the Board's fiduciary duties under applicable law, and (ii) shall be permitted to (X) take and disclose to the Auric Stockholders a position with respect to any tender or exchange offer by a third party, or amend or withdraw such position or (Y) make disclosure to the Auric Stockholders, in the case of clause (X) or clause (Y) if Auric's Board of Directors determines in good faith, based upon advice of its outside legal counsel, that the failure to take such action would violate such Board's fiduciary duties under, or otherwise violate, applicable law. Auric agrees that any non-public information furnished to a Potential Acquiror will be pursuant to a confidentiality agreement substantially similar to the confidentiality provisions of the confidentiality agreement entered into between Auric and OMG. In the event that Auric shall determine to provide any information as described above, or shall receive any Acquisition Proposal, it shall promptly inform OMG in writing as to the fact that information is to be provided and shall furnish to OMG the identity of the recipient of such information and the Potential Acquiror and the terms of such Acquisition Proposal, except to the extent that Auric's Board of Directors determines in good faith, based upon written advice of its outside legal counsel, that any such action described in this sentence would violate such

Board's fiduciary duties under, or otherwise violate, applicable law. Auric will keep OMG reasonably informed of the status (including amendments or proposed amendments) of any such Acquisition Proposal except to the extent that Auric's Board of Directors determines in good faith, based upon advice of its outside legal counsel, that any such action would violate such Board's fiduciary duties under, or otherwise violate, applicable law.

         (b) Auric's Board of Directors shall not (i) withdraw or modify or propose to withdraw or modify, in any manner adverse to OMG, the approval or recommendation of such Board of this Agreement or the Merger or (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal unless such Board determines in good faith, based upon written advice of its outside legal counsel, that the failure to take such action would violate such Board's fiduciary duties under applicable law.

         (c) For purposes of this Agreement, "Acquisition Proposal" shall mean any bona fide proposal, whether in writing or otherwise, made by a third party to acquire beneficial ownership (as defined under Rule 13(d) of the Securities Exchange Act of 1934, as amended) of all or a material portion of the assets of, or any material equity interest in, Auric or any subsidiary of Auric pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction involving Auric or any subsidiary of Auric including, without limitation, any single or multi-step transaction or series of related transactions which is structured to permit such third party to acquire beneficial ownership of any material portion of the assets of, or any material portion of the equity interest in, Auric or any subsidiary of Auric (other than the transactions contemplated by this Agreement).

         5.4 Approval of Auric Stockholders. As soon as reasonably practicable, Auric shall:

         (a) take all steps necessary duly to call, give notice of, convene and hold a special meeting of Auric Stockholders (the "Auric Special Meeting") (i) for the purpose of adopting this Agreement (the "Auric Stockholders' Approval") and (ii) for such other purposes as may be necessary or desirable;

         (b) distribute to Auric Stockholders a proxy statement or other document required in accordance with applicable federal and state law and with its Certificate of Incorporation and Bylaws to obtain approval of this Agreement and the Merger;

         (c) recommend, through its Board of Directors, to the Auric Stockholders the adoption of this Agreement and such other matters as may be submitted to such stockholders in connection with this Agreement; provided that Auric may withdraw or modify or propose to withdraw or modify, in a manner adverse to OMG, such approval or recommendation of its Board of Directors in accordance with Section 5.3 herein; and

         (d) cooperate and consult with OMG with respect to each of the foregoing matters.

         5.5 Employment of Employees Following Closing. On the Closing Date, OMG agrees that the Surviving Corporation will continue to employ the employees of Auric.

         5.6 ESOP Participants. Auric and the trustees of the ESOP (the "Trustee") shall take all actions necessary in accordance with applicable law and the terms of the ESOP to provide the Participants (as such term is defined in the ESOP) of the ESOP with information regarding the Merger and the transactions contemplated hereby at least seven days prior to the date of the Auric Special Meeting for the Auric Stockholders' Approval. Representatives of OMG shall be entitled to review and comment on any materials to be provided to the Participants, and shall be entitled to provide information to the Participants regarding the Merger.

         5.7 Environmental Matters. (a) At OMG's sole cost and expense, OMG may, on or before the date 20 days after the date hereof, perform or have performed an environmental assessment of the Property at a time mutually convenient to Auric and OMG; and

         (b) After the Closing, OMG shall be solely responsible and liable for the Property's compliance with all Environmental Laws; subject only, however, to the obligations of Auric expressly set forth in Section 9.2(a)(ii).

         5.8 Real Property. At or prior to the Closing, Auric shall enter into a purchase agreement, substantially in the form of Exhibit C hereto, providing for the purchase by Auric of the Real Property presently leased to Auric by Mr. Maurice Bick.

         5.9 Regulatory Approvals. The parties hereto shall use their best efforts to file as soon as practicable all notifications, filings and other documents required to obtain all governmental authorizations, approvals, consents or waivers, including, without limitation, under the HSR Act, and to respond as soon as practicable to any inquiries received from the Federal Trade Commission, the Antitrust Division of the Department of Justice, and any other Governmental Entity for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any Governmental Entity in connection therewith. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals and will use their best efforts to secure such approvals as promptly as possible.

         5.10 Other Action. Subject to the terms and conditions of this Agreement, each of the parties shall use its best efforts to cause the fulfillment at the earliest practicable date but, in any event, prior to the Closing Date, of all of the conditions to their respective obligations to consummate the transactions under this Agreement.

         5.11 Notices. Each party shall promptly notify the other party in writing of, and furnish to such party any information that such party may reasonably request with respect to, (a) the occurrence or nonoccurrence of any event or the existence of any state of facts that would likely, or with the lapse of time would likely, cause (i) any representation or warranty contained herein to be untrue or inaccurate or (ii) any covenant, condition or agreement contained herein not to be complied with or satisfied and (b) any failure of Auric or OMG, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         5.12 Publicity. OMG and Auric shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release concerning the transactions contemplated by this Agreement and will not issue a press release prior to such consultation.

         5.13 Supplement to Disclosures. For purposes of determining the accuracy of the representations and warranties of Auric contained in Article III and the fulfillment of the conditions precedent set forth in Section 6.1, the Schedules delivered by Auric shall be deemed to include only that information contained therein on the date of this Agreement and as the same may be amended or supplemented by Auric, which Auric shall have the right to do at any time prior to the Closing Date; provided, however, that any amendment or supplement shall not be deemed to cure a breach of a representation or warranty of Auric unless permitted by OMG and, in the event that OMG closes the transactions contemplated by this Agreement, OMG shall have no right to assert a breach of a representation or warranty with respect to such amended or supplemented representation or warranty.

         5.14 Preservation of Records. OMG agrees, at its own expense, to (a) preserve and keep the records of Auric for a period of seven (7) years from the Closing, or for any longer periods as may be required by any government agency or ongoing litigation, and (b) make such records available to the other as may be reasonably required by the other. In the event either party wishes to destroy such records after the time specified above, it shall first give sixty (60) days' prior written notice to the other and the other shall have the right at its option and expense, upon prior written notice given to the other within that sixty (60) day period, to take possession of the records.

         5.15 Stockholders' Representative. OMG and Auric agree that from and after the Closing (i) all communications, notices and deliveries by OMG to the Stockholders' Representative with respect to any and all matters pertaining to this Agreement and the Escrow Agreement shall be deemed to be sufficient communications with, notices or deliveries to Auric, and OMG shall not be required to communicate with, give notices or make any deliveries to, Auric if it has communicated with, given notices or made delivery to, the Stockholders' Representative and (ii) OMG, its officers, directors, agents, counsel and assigns shall be fully protected in relying upon any communications, notices or deliveries to them by the Stockholders' Representative on behalf of Auric and the Auric Stockholders, and shall be entitled to rely upon any act or acts performed, or undertaken or omitted to be taken by Stockholders' Representative on behalf of Auric and the Auric Stockholders.

         5.16 Stock Options and Purchase Obligations. OMG agrees that immediately prior to the Closing, Auric may loan to the two employees of Auric, who hold options to purchase or who have rights to purchase, an aggregate of 20,000 and 24,800 shares of Auric Common Stock, respectively, the amount of $920,000 and $1,140,800, respectively, to exercise their rights to purchase such shares. Auric agrees that such loans will be evidenced by promissory notes with a maturity date of no later than seven (7) days after the Closing Date and that the Exchange Agent may be instructed by OMG to withhold the amount of such loans from any payments of Merger Consideration to be paid to such persons for their Auric Common Stock received upon exercise.

         5.17 ISRA Compliance.

         (a) As a condition precedent to consummating the Merger that is the subject of this Agreement, Auric shall (i) at its sole expense, obtain from the New Jersey Department of Environmental Protection ("NJDEP") and execute a Remediation Agreement ("RA") pursuant to sections 13:1K-11.5 and 13:1K-9(e) of the Industrial Site Recovery Act; NJSA 13:1K-6 et seq. ("ISRA"), the regulations promulgated thereunder and any amending or successor legislation and regulations, (ii) identify the Surviving Corporation as the "responsible person" under the RA and, as such, shall conduct any remediation or other activity required by NJDEP in connection with the Newark facility and its ISRA obligations triggered by this Merger transaction, and (iii) obtain and post or execute prior to the Closing Date, at the lowest cost reasonably possible, and thereafter maintain in full force and effect, any remediation trust fund, environmental insurance policy, line of credit, self-guarantee or other remediation funding source required by the NJDEP, or pursuant to ISRA, until such remediation funding source is released by the NJDEP. The Surviving Corporation shall pay any and all remediation funding source surcharges. Within thirty (30) days of receiving notice that any such remediation funding source is not satisfactory to the NJDEP (or within such shorter time as may be specified by the NJDEP or as may be necessary to avoid the imposition of a penalty), the Surviving Corporation shall take all actions necessary to cure or correct any deficiency.

         (b) Subsequent to the consummation of the Merger, the Surviving Corporation, as the "responsible person" under the RA, shall conduct any remediation or other activity required by NJDEP in connection with its ISRA obligations triggered by this Merger transaction.

         (c) All costs associated with Auric's post-closing ISRA obligations including, but not limited to, counsel fees, investigative costs, monitoring costs, laboratory costs, consultants' fees, any New Jersey Pollutant Discharge Elimination System permit or Memorandum of Agreement requirements, any remedial, removal, or restoration work required or performed by federal, state or local government agencies or a political subdivision thereof, or performed by any non-governmental entity or person because of the presence, suspected presence, release or suspected release of a hazardous substance in soil, surface water or ground water at the Newark facility, shall be subject to the environmental cost sharing agreement established under Section 9.2 of this Agreement.

         (d) If for any reason the Closing does not occur, OMG shall have no obligations to NJDEP, and Auric will take all actions that are necessary to terminate any obligation of OMG to any Governmental Authority under this Agreement, provided that any such actions will not affect any remedies that might otherwise be available to the parties.

         5.18     ESOP Matters.

         (a) Auric may, in its sole discretion, amend the ESOP prior to the Closing Date, provided that such amendment shall not result in failure of the ESOP to qualify under Section 401(a) of the Internal Revenue Code of 1986. Auric shall furnish OMG with copies of such amendments.

         (b) Auric shall, prior to the Closing Date, terminate the ESOP effective as of the Closing Date. The effect of termination shall be vesting of all participant accounts as of the Closing Date and distribution of participant ESOP account balances as soon as practicable following the Closing Date.

         (c) The Surviving Corporation shall not amend the ESOP after the Closing Date except with respect to remedial amendments required by the Internal Revenue Service as a condition for determination by the Internal Revenue Service that the ESOP has at all times been a qualified plan under Section 401(a) of the Internal Revenue Code.

         (d) The Surviving Corporation shall, promptly after the Closing Date, apply to the Internal Revenue Service for a determination that the ESOP is a qualified plan under Section 401(a) of the Internal Revenue Code as of termination of the ESOP. The Surviving Corporation shall make any remedial amendments required by the Internal Revenue Service as a condition of such determination.

         (e) The Surviving Corporation shall, within sixty (60) days after the receipt of a favorable determination letter from the Internal Revenue Service, cause the ESOP to distribute participant ESOP account balances to ESOP participants and beneficiaries or the trustee of an Eligible Retirement Account designated by such ESOP participants or beneficiaries.

         (f) The Surviving Corporation shall, within sixty (60) days following receipt by the ESOP of any Merger Consideration in accordance with the terms of the Escrow Agreement, cause the ESOP to allocate such Merger Consideration to participant ESOP account balances in proportion to such balances as of the Closing Date and distribute such participant ESOP account balances to ESOP participants and beneficiaries or the trustee of an Individual Retirement Account designated by such ESOP participants or beneficiaries.

         5.19 Indemnification and Insurance. OMG agrees that all rights to indemnification for acts or omissions occurring prior to the Effective Time of the Merger now existing in favor of the current directors or officers of Auric and its subsidiaries (collectively, the "Indemnified Parties") as provided in their respective charters or by-laws or, with respect to Auric, by the General Corporation Law of the State of Delaware shall survive the Merger and shall continue in full force and effect for a period of not less than six (6) years from the Closing Date to the fullest extent permitted thereby. For a period of six (6) years from and after the Closing Date, OMG shall use reasonable efforts to obtain and maintain standard director's and officer's insurance for the directors and executive officers of Auric or to obtain "tail insurance" for such directors and officers in an amount of no less than $2,000,000. Nothing in the foregoing shall obligate OMG with respect to indemnification for acts or omissions occurring after the Effective Time.

         5.20 Notwithstanding anything to the contrary herein, Auric and OMG agree that OMG shall not be entitled to indemnification from Auric for: (i) any increase in the cost of cleanup or correcting a noncompliance with law subject to indemnity by Auric due to an act or omission after the Closing Date by a person other than Auric; (ii) any capital improvements and repairs and modifications to capital improvements associated with the property or the facilities of the

Surviving Corporation; (iii) except for any indemnity obligations under Section 9.2, matters arising out of agreements or consent orders with any Governmental Entity entered into by Auric prior to the Closing Date; and (iv) any costs that are incurred by Auric in performing its indemnity obligations under Section 9.2 due to any change with respect to the Property or the Surviving Corporation resulting or arising from the closure or sale of a facility or business, the construction of new structures or equipment, a modification to existing structures or equipment, excavation or movement of soil not required by Environmental Law, or a change in use of the facilities from manufacturing to any other use.

                                   ARTICLE VI
                              CONDITIONS OF CLOSING

         6.1 Conditions Precedent to Obligations of OMG and OMGAC. The obligations of OMG and OMGAC to effect the Merger shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by OMG):

         (a) All representations and warranties of Auric contained in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing Date;

         (b) Auric shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Auric at or prior to the Closing Date;

         (c) OMG shall have been furnished with the documents referred to in
Section 7.1;

         (d) There shall have been no material adverse change with respect to Auric, except for changes generally affecting the industry in which Auric is a member;

         (e) The holders of no more than five percent (5%) of the outstanding shares of Auric Common Stock entitled to vote on the Merger shall, at the Effective Time, have perfected their dissenters' rights under Delaware law;

         (f) Before Closing, OMG shall receive at Auric's expense a survey of the Owned Property prepared after the date hereof by a registered land surveyor, which survey will not show any encroachment of improvements on or from the property or other matters that would have a material adverse effect on the use of such property;

         (g) Before Closing, OMG shall receive, at Auric's expense, the title commitments relating to Auric's title to the Property from a title company reasonably satisfactory to OMG; and

         (h) The Trustee shall have complied with all provisions of the governing documents of the ESOP and applicable law necessary for the consummation of the transactions contemplated hereby.

         6.2 Conditions Precedent to Obligations of Auric. The obligation of Auric to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by Auric):

         (a) All representations and warranties of OMG and OMGAC contained in this Agreement shall be true and correct in all material respects with the same effect as though made on and as of the Closing Date;

         (b) Each of OMG and OMGAC shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by OMG or OMGAC, as the case may be, at or prior to the Closing Date; and

         (c) Auric shall have been furnished with the documents referred to in
Section 7.2.

         (d) Auric shall have received an opinion of Berenson & Minella & Company to the effect that the Merger Consideration to be received in the Merger by the Auric Stockholders, other than the ESOP, officers and directors of Auric or controlling stockholders of Auric, is fair to such holders from a financial point of view.

         6.3 Conditions Precedent to the Conditions of Both Parties. The respective obligations of each party to effect the Merger shall be further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

         (a) The Trustee shall have received an opinion of Houlihan, Lokey, Howard & Zukin, dated as of the Closing Date, to the effect that, as of such date the amount paid by OMG for the shares of Auric Common Stock owned by the ESOP, is not less than the value of such shares and the transactions contemplated hereby are fair to the ESOP from a financial point of view (the "ESOP Fairness Opinion"), and the Trustee shall have made the determination, as required by applicable law, that the Merger is prudent and in the best interest of the ESOP Participants and their beneficiaries.

         (b) Any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated;

         (c) OMG and Auric shall have received evidence, in form and substance reasonably satisfactory to each of them, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties as are necessary in connection with the transactions contemplated hereby have been obtained, except such licenses, permits, consents, approvals, authorizations, qualifications and orders which are not, individually or in the aggregate, material to OMG or Auric or the failure of which to have been received would not (as compared to the situation in which such license, permit, consent, approval, authorization, qualification or order had been obtained) materially dilute the aggregate benefit to OMG of the Merger;

         (d) This Agreement shall have been approved and adopted by the affirmative vote of a majority of the votes that the Auric Stockholders are entitled to cast at the Auric Special Meeting; and

         (e) No statute, rule, regulation, order, decree or injunction shall have been enacted, promulgated or issued by any Governmental Entity or court which prohibits the consummation of the Merger.

                                   ARTICLE VII
                    DOCUMENTS TO BE DELIVERED AT THE CLOSING

         7.1 Documents to be Delivered by Auric. At the Closing, Auric shall deliver, or cause to be delivered, to OMG the following:

         (a) a copy of resolutions of the board of directors of Auric authorizing the execution, delivery and performance of this Agreement by Auric and a certificate of the secretary or assistant secretary of Auric, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;

         (b) a certificate, dated the Closing Date, executed by the chief executive officer or the chief financial officer of Auric certifying to the fulfillment of the conditions specified in Sections 6.1;

         (c) a favorable opinion of Auric's counsel, subject to customary qualifications and limitations, as to the matters set forth on Annex A hereto; and

         (d) a Noncompetition Agreement substantially in the form of Exhibit D hereto executed by Maurice Bick.

         7.2 Documents to be Delivered by OMG. At the Closing, OMG shall deliver to Auric the following:

         (a) payment and evidence of the wire transfer referred to in Section 2.2(a);

         (b) a copy of the resolutions of the board of directors of OMG authorizing the execution, delivery and performance of this Agreement by OMG, and a certificate of its secretary or assistant secretary, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;

         (c) a certificate, dated the Closing Date, executed by the chief executive officer or the chief financial officer of OMG certifying to the fulfillment of the conditions specified in Section 6.2; and

         (d) a favorable opinion of OMG's counsel, subject to customary qualifications and limitations, as to the matters set forth on Annex B hereto.

                                  ARTICLE VIII
                            TERMINATION AND AMENDMENT

         8.1 Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time of the Merger, whether before or after approval of the Merger by the Auric Stockholders:

         (a) by mutual written agreement executed by Auric and OMG;

         (b) by OMG, if any of the conditions specified in Section 6.1 shall not have been satisfied or waived in writing by OMG on or before March 31, 1998;

         (c) by Auric, if any of the conditions specified in Section 6.2 shall not have been satisfied or waived in writing by Auric on or before March 31, 1998;

         (d) by either party, if any of the conditions specified in Section 6.3 shall not have been satisfied on or before March 31, 1998;

         (e) by Auric or OMG if the Closing shall not have occurred by March 31, 1998; or

         (f) by Auric, if Auric exercises its right pursuant to Section 5.3(b).

         8.2 Effect of Termination. In the event of termination of this Agreement by either Auric or OMG as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of OMG, OMGAC or Auric, other than pursuant to the provisions of this Section, Section 5.12 and Section 10.1. Nothing contained in this Section 8.2 shall relieve any party from liability for any willful breach of the representations, warranties, covenants or agreements set forth in this Agreement.

         8.3 Amendment. This Agreement may be amended by the parties at any time before or after the Auric Stockholders' Approval; provided, however, that after such approval, there shall be made no amendment that by law requires further approval of the Auric Stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

                                   ARTICLE IX
                          SURVIVAL AND INDEMNIFICATION

         9.1 Survival and Remedies. Notwithstanding any investigations made by OMG or Auric, the representations, warranties and covenants of Auric and OMG set forth in this Agreement shall survive the Closing until the first anniversary of the Closing Date, except that the environmental indemnity provided for in
Section 9.2(a)(iii) and (v) which shall survive until the third anniversary of the Closing Date. Each party to this Agreement shall have as the sole and exclusive remedy a claim for indemnity under this Article IX and shall be precluded from asserting against another party any other rights resulting from the breach of any representation, warranty or covenant made by the other party to this Agreement.

         9.2 Auric's Indemnification.

         (a) Subject to the terms, conditions and limitations set forth in this
Section 9.2, Auric agrees to indemnify and hold OMG harmless from and after the date of this Agreement against and in respect of any losses, liabilities, damages, deficiencies, attorney's fees or related expenses not reimbursed to OMG by other third parties (collectively, the "Losses"), resulting from:

                  (i) claims relating to any misrepresentation or breach of a representation or warranty made by Auric or nonfulfillment of any covenant on the part of Auric under this Agreement;

                  (ii) claims relating to any products sold by Auric prior to the Closing Date, including but not limited to claims based on tort liability, product liability, warranty, negligence or strict liability in excess of the amount reserved therefor on the Balance Sheet or the books of Auric as of the Closing Date but only to the extent such reserves were calculated in accordance with GAAP and consistent with past practice;

                  (iii) claims relating to waste material shipped or sold by Auric prior to the Closing Date;

                  (iv) claims for Taxes due from Auric with respect to the conduct of the business and operations of Auric prior to the Closing Date in excess of the amount reserved therefor on the Balance Sheet or the books of Auric as of the Closing Date but only to the extent such reserves were calculated in accordance with GAAP and consistent with past practice;

                  (v) (1) claims resulting from cleanup of Hazardous Materials Released, disposed of or discharged on or prior to the Closing Date on or beneath the Property owned or operated by Auric on or prior to the Closing Date;
(2) all liabilities arising from the failure of Auric prior to the Closing Date to be in compliance with any Environmental Laws in effect as of and enforceable as of the Closing Date; and (3) all requirements imposed by ISRA under Section
5.17 hereof.

         (b) Notwithstanding the foregoing, Auric shall not be obligated to indemnify OMG for any Losses with respect to any claims pursuant to Section 9.2(a)(i), (ii) and (iv) unless and until the amount of all such Losses shall exceed $250,000 in the aggregate, and then only to the extent of such excess. OMG shall have no right to make any claim with respect to Section 9.2(a)(i),
(ii) and (iv) unless written notice thereof is given to Auric within one year from the Closing Date. Such notice shall state the basis of the claim, including the Section or Sections of this Agreement alleged to have been breached and, to the extent feasible, the amount or estimated amount of the claim.

         (c) Notwithstanding all other provisions hereof, Auric shall be obligated to indemnify OMG with respect to Losses pursuant to Section 9.2(a)(iii) and (v) which exceed $150,000 per year and then only to the extent of one-half (50%) of the amount of such excess up to the extent of the Escrow Funds then held by the Escrow Agent; provided, however, that Auric will be obligated for Losses only to the extent that:

                  (i) cleanup of the Hazardous Materials is required by a Governmental Entity under an applicable Environmental Law that is in effect as of and is enforceable as of the Closing Date or is required by an applicable Environmental Law that is in effect as of and is enforceable as of the Closing Date;

                  (ii) the Remediation Standards that must be met in order to satisfy the requirements of the applicable Environmental Law or Governmental Entity are the least stringent Remediation Standards that would be applicable given the use of the property as of the day before the Closing Date;

                  (iii) such cleanup is for substances that were designated as Hazardous Materials and would have been subject to cleanup under an applicable Environmental Law had such cleanup been initiated on or before the Closing Date; and

                  (iv) such cleanup is conducted using the most cost effective methods for investigation, remediation and/or containment consistent with applicable Environmental Law or the requirements of a Governmental Entity.

         To the extent that the Losses incurred in connection with a cleanup covered by Section 9.2(a)(iii) and (v) are in excess of the Losses that would be incurred for a cleanup meeting the conditions set forth in this subsection, Auric shall have no obligation to indemnify OMG for such excess Losses.

         Indemnification for Losses shall be available under Section 9.2(a)(iii) and (v) only with respect to those specific claims for which OMG has provided written notice to Auric by the third (3) anniversary of the Closing Date. Such notice must include, based on reasonably available evidence, the following: (i) location; (ii) the extent of contamination and the impacted media, if known;
(iii) a copy of any notices filed with or received from any Governmental Entity or other person, or, if no such notice has been filed or received, the basis upon which the claimant seeks indemnification; and (iv) whether the cleanup was or will be consistent with the conditions set forth in this Section 9.2(c). If, before the third anniversary of the Closing, any claim shall have been made in accordance with Section 9.2(a)(iii) and (v), such claim shall remain a basis for indemnity until such claim is finally resolved or disposed of, even if beyond the third anniversary of Closing.

         (d) The Escrow Funds held pursuant to the Escrow Agreement shall be the sole and exclusive source for payment indemnification by Auric of OMG under this Agreement and shall provide that OMG's claims for indemnification hereunder may be offset against the amounts then remaining to be paid to the Auric Stockholders under the Escrow Agreement.

         (e) OMG shall promptly notify Auric and the Stockholders' Representative in writing (with copy to the designated counsel, if any) of the amount and nature of any claim for indemnification under this Agreement. In the event of the assertion against OMG by any third party of any liability or claim with respect to which OMG is entitled to indemnification hereunder, each of Auric and the Stockholders' Representative shall have the right to compromise or defend with monies from Escrow Funds as provided therein any such asserted liability (and OMG shall cooperate with respect to any such compromise or defense); provided, however, that Auric shall indemnify OMG against any Loss resulting from Auric's failure to pay any such liability up to the remaining amount in the Escrow Fund as may finally be determined. Upon payment of indemnification, OMG will assign to Auric all of its rights against any applicable account debtor or other responsible party to the extent of the indemnification payment and shall thereafter, at the request of Auric, provide such reasonable assistance as is requested by Auric in connection with the collection of such assigned third-party claim which, if collected, shall be paid into the Escrow Fund.

         (f) If any claim arising under Section 9.2(a)(iii) and (v) concerns a Hazardous Substance or Condition involving contamination that occurred both before and after the Closing Date, a court or other entity or individual having jurisdiction over such claim shall allocate the cost of the remediation between OMG and Auric in proportion to each party's contribution to the contamination to the extent such contribution can be determined and otherwise in proportion to the period of time each party has owned or had an interest in the Property.

         9.3 OMG's Indemnification.

         (a) OMG hereby agrees to indemnify and hold Auric and the Auric Stockholders harmless at all times from and after the Closing Date against and in respect of any Losses resulting from any misrepresentation or breach of a representation, warranty made by OMG or non-fulfillment of any covenant on the part of OMG under this Agreement.

         Auric and the Stockholders' Representative shall have no right to make any claim with respect to Section 9.3(a) unless within one year from the Closing Date, written notice thereof is given to OMG. Such notice shall state the basis of the claim, including the Section or Sections of this Agreement alleged to have been breached and, to the extent feasible, the amount or estimated amount of the claim.

         (b) Auric or the Stockholders' Representative shall promptly notify OMG in writing of the amount and nature of any claim for indemnification under this Agreement. In the event of the assertion against Auric by any third party of any liability or claim with respect to which Auric is entitled to indemnification hereunder, OMG and its legal representatives shall have the right to compromise or defend any such asserted liability; provided, however, that OMG shall indemnify Auric against any loss resulting from OMG's failure to pay any such liability as may finally be determined by payment of such amount into the Escrow Fund.

                                    ARTICLE X
                                  MISCELLANEOUS

         10.1 Costs and Expenses. Each party hereto shall bear its own costs and expenses, including attorneys' fees, in connection with this Agreement and the transactions contemplated hereby except as specifically provided in this Agreement or the Escrow Agreement.

         10.2 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed to be properly given when delivered personally, telecopied (which is confirmed) or sent by certified or registered mail, postage prepaid, properly addressed to the parties entitled to such notice at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a)      If to OMG or OMGAC, to:

                           OM Group, Inc.
                           3800 Terminal Tower
                           Cleveland, Ohio 44113
                           Attention:  General Counsel

                           with a copy to:

                           Squire, Sanders & Dempsey L.L.P.
                           4900 Key Tower
                           127 Public Square
                           Cleveland, Ohio  44114-1304
                           Attention: Carolyn J. Buller, Esq.

         (b)      If to Auric, to:

                           Auric Corporation
                           470 Frelinghuysen Avenue
                           Newark, New Jersey  07114
                           Attention:       Daniel Davitt, Jr.
                                            Chief Financial Officer

                           with a copy to:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           919 Third Avenue
                           New York, New York 10022
                           Attention: Milton G. Strom, Esq.
                           Telecopy:  (212) 735-2000

         10.3 Definitions. For purposes of this Agreement:

         (a) "material adverse change" or "material adverse effect" means, when used in connection with Auric or OMG, any change or effect that either individually or in the aggregate with all other such changes or effects is materially adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of such party and its subsidiaries taken as a whole; provided, however, that a decline in general economic conditions affecting Auric or OMG shall not be deemed to be a "material adverse change" or to have a "material adverse effect" with respect to either such party or its subsidiaries;

         (b) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity;

         (c) "Permitted Liens" shall mean (i) liens for current taxes, general assessments and other governmental charges not yet due and payable; (ii) (1) those matters affecting title disclosed in the title reports, title policies and surveys as to the Property delivered by Auric to OMG as of the date of this Agreement; (2) easements, including utility easements, and (3) changes in facts affecting the Property since the last survey of or title report for such Property which, in each case referred to in clauses 1-3, do not and will not, individually or in the aggregate, materially interfere with the use of the property or assets subject thereto or affected thereby as presently used, otherwise materially detract from the value of the property or assets encumbered thereby; (iii) present mechanics', carriers', workmen's, repairmen's and similar liens not to exceed in the aggregate $10,000; (iv) liens reflected or reserved against on the Balance Sheet; and (v) any purchase money security interest;

         (d) "Stockholders' Representative" shall mean Maurice Bick or, if he is unable or unwilling to act Alan Ruffini, or if he is unwilling or unable to act Daniel Davitt, Jr., who shall act on behalf of Auric and the Auric Stockholders as provided herein and in the Escrow Agreement.

         (e) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interest of which is owned directly or indirectly by such first person); and

         (f) "knowledge" means the actual knowledge of the officers of Auric, Sylvestor Fong, the Managing Director of Fidelity Chemical Products (Malaysia) Sdn. Bhd. and Peter Downing and Leonard Wood of Auric.

         10.4 Schedules and Exhibits. The Schedules and Exhibits attached to this Agreement are made a part of this Agreement.

         10.5 Representations as to Compliance with Law. Whenever a representation or warranty is made herein with respect to compliance with any law, that representation means the applicable subject matter is in compliance with applicable statutes, regulations, case law and ordinances as in existence on the date hereof and on the Closing Date and does not extend to any amendments, interpretations or revisions of such laws adopted subsequent to such dates.

         10.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party shall assign any of its rights or obligations hereunder without the prior written consent of the other parties.

         10.7 Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous negotiations, commitments and writings.

         10.8 Waiver, Discharge, Etc. This Agreement may not be released, discharged or modified except by an instrument in writing signed on behalf of each of the parties hereto by their duly authorized officers and representatives. The failure of either party to enforce any provision of this Agreement shall not be a waiver of any other provision or subsequent breach of the same or any other obligation hereunder.

         10.9 Governing Law. This Agreement shall be construed and the rights of the parties hereunder shall be governed by the laws of the State of Delaware, without regard to its principles regarding conflict of law.

         10.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one Agreement.

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first set forth above.

                                         OM GROUP, INC.

                                         By  /s/ James P. Mooney
                                            --------------------------------
                                         Name  James P. Mooney
                                              ------------------------------
                                         Title  Chairman and CEO
                                               -----------------------------

                                         OM GROUP ACQUISITION
                                         COMPANY, INC.

                                         By  /s/ James P. Mooney
                                            --------------------------------
                                         Name  James P. Mooney
                                              ------------------------------
                                         Title  President
                                               -----------------------------

                                         AURIC CORPORATION

                                         By  /s/ Marice Bick
                                            --------------------------------
                                         Name  Maurice Bick
                                              ------------------------------
                                         Title  President
                                               -----------------------------

                                                                    EXHIBIT A


                          CERTIFICATE OF INCORPORATION

                                       OF

                                Auric Corporation


         FIRST: The name of the Corporation is Auric Corporation (hereinafter the "Corporation").

         SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "DGCL").

         FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, each having a par value of one penny ($.01).

         FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

                           (1) The business and affairs of the Corporation shall
                  be managed by or under the direction of the Board of Directors.

                           (2) The directors shall have concurrent power with
                  the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

                           (3) The number of directors of the Corporation shall
                  be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

                           (4) No director shall be personally liable to the
                  Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to
                  Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

                           (5) In addition to the powers and authority
                  hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided; however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

         SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

         SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         I, THE UNDERSIGNED, being the Sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this ______ day of December 1997.



                                           ______________________________
                                           Deborah M. Reusch
                                           Sole Incorporator